CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the incorporation of our report dated January 27, 1997, except for Notes 7 and 14 as to which the date is March 4, 1997, appearing in the Annual Report on Form 10-K of Armanino Foods of Distinction, Inc. for the year ended December 31, 1996, in the Company's Registration Statement on Form S-8, SEC File No. 33-94196.

/s/ Pritchett, Siler & Hardy, P.C.
PRITCHETT, SILER & HARDY, P.C.

Salt Lake City, Utah
March 28, 1997